UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2023
Illumina, Inc.
(Exact name of registrant as specified in its charter)

001-35406
(Commission File Number)

Delaware	33-0804655
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5200 Illumina Way, San Diego, CA 92122
(Address of principal executive offices) (Zip code)

(858) 202-4500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ILMN	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13a of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)

On February 1, 2023, Illumina, Inc. (the “Company”) announced that Joydeep Goswami, Chief Strategy and Corporate Development Officer & Interim Chief Financial Officer of the Company, has been appointed as Chief Financial Officer of the Company, effective January 31, 2023 (the “Appointment Date”). Mr. Goswami will continue to serve as principal financial officer for purposes of the Company’s filings with the Securities and Exchange Commission.

Mr. Goswami, age 51, has served as Chief Strategy and Corporate Development Officer & Interim Chief Financial Officer of the Company since June 2022. He has served as Chief Strategy and Corporate Development Officer of the Company since 2021 and served as Senior Vice President, Corporate Development & Strategic Planning from 2019 to 2021. From 2016 to 2019, he served as the President of Thermo Fisher Scientific’s Clinical Next-Generation Sequencing (NGS) and Oncology business unit, where he oversaw efforts that drove the adoption of NGS in clinical oncology, research and reproductive health. Goswami has held senior leadership roles across the pharma/biotech, diagnostics and research tool continuum, previously serving at companies such as Life Technologies and Invitrogen, in addition to Thermo Fisher Scientific. He has led teams across various functions, including sales, marketing, R&D and other support functions. Mr. Goswami served as President, Asia Pacific and Japan while at Thermo Fisher Scientific and created the Stem Cells and Regenerative Medicine Business Unit at Invitrogen. Additionally, he spent five years at McKinsey, where he specialized in strategy for pharmaceutical, medical technology and technology companies. Mr. Goswami holds his MS, PhD in Chemical Engineering, an MBA from MIT and a Bachelor’s degree in Chemical Engineering from the Indian Institute of Technology.

As of the Appointment Date, Mr. Goswami’s compensation arrangements include:

•an annual base salary of $600,000;

•eligibility to participate in the Company's executive variable compensation plan, which is an "at-risk" cash bonus compensation program, with a target award amount of 60% of his base salary, subject to the achievement of individual and corporate performance objectives;

•the expected receipt of a grant, effective March 1, 2023, of a number of restricted stock units equivalent in value to $2,000,000 divided by the per share closing Company stock price on the grant date, vesting over four years with 25% of the RSUs vesting on November 5, 2023, 2024, 2025, 2026;

•the expected receipt of a grant, effective March 1, 2023, of a number of performance share units (PSUs) equivalent in value to $800,000 divided by the per share closing Company stock price on the grant date. The PSUs will vest based on achievement of specified earnings per share (EPS) targets for the fiscal year ending December 29, 2024. The PSUs issuable will range from 0% to 150% of the specified PSU award, based on actual performance relative to the specified EPS target;

•the expected receipt of a grant, effective March 1, 2023, of a number of performance share units (PSUs) equivalent in value to $1,200,000 divided by the per share closing Company stock price on the grant date. The PSUs will vest based on achievement of relative shareholder return (rTSR) over a three-year performance period ending December 28, 2025. The PSUs issuable will range from 0% to 175% of the specified PSU award, based on Illumina’s percentile rank relative to a designated rTSR peer group; and

•be eligible to participate in the Company's compensation and benefit plans and programs as may generally be made available to other employees of the Company at his level.

Mr. Goswami is not a party to any arrangement or understanding regarding his appointment. Mr. Goswami has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Goswami is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Other than as described herein, Mr. Goswami has not entered into any material plan, contract, arrangement, or amendment in connection with his appointment.

On February 1, 2023, the Company issued a press release regarding the foregoing matter. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1    Press release dated February 1, 2023 issued by Illumina, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILLUMINA, INC.
Date:	February 1, 2023	By:	/s/ CHARLES E. DADSWELL
Charles E. Dadswell
General Counsel and Secretary

Exhibit Index

Exhibit Number	Description
99.1	Press release dated February 1, 2023 issued by Illumina, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)